EXHIBIT 15.1

December 23, 2015

The Board of Directors and Shareholders
CVS Health Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies of our reports dated May 1, 2015, August 4, 2015 and October 30, 2015 relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts